Appendix A

This Appendix A, amended and restated as of January 7, 2020, is the Appendix A to the Supplement To The Global Custody Agreement Hong Kong - China - Connect Service between Principal Funds, Inc. and The Bank of New York Mellon dated April 16, 2018.

China Connect Listed Stock for:

394385	Principal Funds, Inc. - Diversified International Fund
394387	Principal Funds, Inc. - International Emerging Markets Fund
394895	Principal Funds, Inc. - Overseas Fund
397857	Principal Funds, Inc. - Global Multi-Strategy Fund
399859	Principal Funds, Inc. - Origin Emerging Market Fund

China Connect Bond for:

380,130	Principal Funds, Inc. - Global Diversified Income Fund
399,744	Principal Funds, Inc. - Global Multi-Strategy Fund
397,856	Principal Funds, Inc. - Global Multi-Strategy Fund (Loomis)
499074	Principal Funds, Inc. - Finisterre Unconstrained Emerging Markets Bond Fund
499,275	Principal Funds, Inc. - Global Diversified Income Fund (MetLife)

IN WITNESS WHEREOF, the parties hereto have caused this Appendix A to be executed by their officers designated below effective as of the date and year first above written.

PRINCIPAL FUNDS, INC.

By:	/s/ Sara L. Reece	By:	/s/ Dan L. Westholm
Name:	Sara L. Reece	Name:	Dan L. Westholm
Title:	Vice President & Controller	Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Sandra Ricardo
Name:	Sandra Ricardo
Title:	Vice President